FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Fund	Fidelity New York Municipal Money Market Fund
Trade Date	1/17/14
Settle Date	2/4/14
Security Name	NYC TFA FISCL 2014C 2.5% 11/14
CUSIP	64971WBP4
Price	101.756
Transaction Value	$ 16,525,174.40
Class Size	$ 292,590,000
% of Offering	5.550%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Barclays Capital
Underwriting Members: (4)	Goldman, Sachs & Co.
Underwriting Members: (5)	Morgan Stanley
Underwriting Members: (6)	Loop Capital Markets LLC
Underwriting Members: (7)	Wells Fargo Securities
Underwriting Members: (8)	Citigroup
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Jefferies
Underwriting Members: (11)	M.R. Beal & Company
Underwriting Members: (12)	Oppenheimer & Co., Inc.
Underwriting Members: (13)	Ramirez & Co., Inc.
Underwriting Members: (14)	Raymond James
Underwriting Members: (15)	RBC Capital Markets
Underwriting Members: (16)	Rice Financial Products Company
Underwriting Members: (17)	Roosevelt & Cross Incorporated
Underwriting Members: (18)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (19)	Southwest Securities, Inc.
Underwriting Members: (20)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (21)	BNY Mellon Capital Markets, LLC
Underwriting Members: (22)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (23)	Prager & Co., LLC
Underwriting Members: (24)	Sterne, Agee & Leach, Inc.
Underwriting Members: (25)	US Bancorp
Underwriting Members: (26)	The Williams Capital Group, LP